Exhibit (k)(5)

FOURTH AMENDMENT TO THE AMENDED & RESTATED ADMINISTRATIVE SERVICES AGREEMENT

THIS FOURTH AMENDMENT (this “Amendment IV”) to the Amended & Restated Administrative Services Agreement is made as of December 12, 2024, and effective as of January 1, 2025 (the “Effective Date”), by and between HedgeServ (Cayman) Ltd., a Limited Company incorporated in the Cayman Islands (“HedgeServ”) and Aetos Long/Short Strategies Fund, LLC (the “Fund” and, together with HedgeServ, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Parties have entered into the Amended & Restated Administrative Services Agreement (the “Agreement”) effective September 1, 2020, the First Amendment (the “Amendment I”) effective April 14, 2021, the Second Amendment (the “Amendment II”) effective August 23, 2023, and the Third Amendment (the “Amendment III”) effective March 12, 2024; and

WHEREAS, the Parties wish to amend Exhibit B of the Agreement to update the Service Fees; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Exhibit A of the Agreement is hereby restated in its entirety to read as follows:

Exhibit A

List of Services

I.	Fund Accounting (Core Services)

a)	Process details of all buys, sells, transfers and exchanges of underlying fund investments that have been communicated to HedgeServ

b)	Price portfolio in accordance with the Fund’s offering memorandum

c)	Provide dealing date reconciliation of cash to bank/custodian statements

d)	Provide dealing date reconciliation of trade activity, positions and market value to the Administrators and Investment Managers of the underlying portfolio funds
e)	Provide fund reporting including holdings and P&L on each dealing date

f)	Provide dealing date estimated NAV and RORs

g)	Calculate dealing date final NAV and RORs

h)	Calculate management and incentive fees / allocations

i)	Monitor and accrue for all third party fees including administration fees

j)	Calculate new-issue “carve-out”, if applicable

k)	Prepare dealing date balance sheets and income statements

l)	Prepare dealing date final economic distributions, by investor

m)	Prepare annual and semi-annual financial statements in accordance with U.S. generally accepted accounting principles and file Forms N-CEN and N-CSR with the U.S. Securities and Exchange Commission (“SEC”). HedgeServ may utilize a Subcontractor to perform this service n) Prepare and file with the SEC Form N-PORT. HedgeServ may utilize a Subcontractor to perform this service

o)	Provide a management representation letter with respect to HedgeServ’s disclosure controls and procedures in connection with the preparation of financial statements and the filing of Forms N-CEN and N-CSR and in accordance with Section 302 of the Sarbanes-Oxley Act of 2002, in a form to be agreed upon between HedgeServ and the Fund
p)	Maintain accounting books and records for the Fund

q)	Provide support for the annual audits of the Fund

II.	Tax Services (Core Services)

a)	Calculate M-l adjustments

b)	Allocate P&L to each member based on aggregate methodology

c)	Track investors’ tax basis

d)	Provide tax estimates quarterly, if required

e)	Provide support for the preparation of the 1042s tax filing based on information provided by the underlying funds

III.	Investor Services (Core Services)

Notwithstanding anything to the contrary in this Agreement (including for the avoidance of doubt, Exhibit A hereto), HedgeServ shall not (1) process any transfer of interests in the Fund, or (2) direct the payment of proceeds from the redemption or tender of Fund interests to any person other than the registered owner of such Fund interests or an account in the name of such owner, in either case without first obtaining the written authorization of the registered owner of such Fund interests in connection with any such transfer, or the payment of proceeds of a redemption or tender, as the case may be (which authorization may not be provided by the Fund’s investment adviser pursuant to a power-of-attorney or similar authority).

a)	Coordinate the opening and maintenance of the Fund’s bank accounts

b)	Process Fund subscriptions, ensuring appropriate documentation has been provided to satisfy anti-money laundering regulations, as applicable

c)	Review subscription agreements for completeness including investor eligibility, new issue status, and ERISA status and follow up with the investor or the Fund to obtain completed subscription agreements

d)	Process redemptions, transfers and exchanges in accordance with the Fund’s organizational documents
e)	Issue contract notes to investors confirming their transaction details

f)	Provide capital activity reports detailing subscriptions, redemptions, transfers, and exchanges into and out of the Fund

g)	Reconcile Fund bank accounts on a daily basis

h)	Process cash movements to custodians, prime brokers and investors as directed by the Fund

i)	Arrange for third party expense payments to be made, as directed

j)	Maintain member and shareholder registers for the Fund

k)	Record details of beneficial ownership of investments, as such information is provided, and report accordingly
l)	Prepare and distribute investor statements to investors in the Fund

m)	Monitor ERISA percentages as directed by the Fund and based on information provided on subscription agreements
n)	Mail K-ls and annual and semi-annual financial statements to investors

o)	Communicate with investors, as directed

p)	Maintain details of distributors of the Fund, if applicable, and provide investment details by distributor group

q)	Monitor authorized share capital of the Fund

r)	Take any other reasonable actions necessary for the administration of the Fund

IV.	Anti-Money Laundering Services (Core Services)

a)	Verify the identity of any investor seeking to open an account with the Fund in accordance with applicable laws, policies and regulations aimed at the prevention and detection of money laundering and/or terrorism financing activities (“Regulations”)

b)	Maintain records of the information used to verify the investor’s identity

c)	Determine whether the investor appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency; in accordance with the Regulations

d)	Submit all financial transactions against the Office of Foreign Asset Control (“OFAC”) database and Financial Crimes and Enforcement Network’s (“FinCEN”) 314(a) List or any successor list as may be required from time to time

e)	Provide the Fund with documents/information necessary to respond to requests under the USA PATRIOT Act Sec. 314 (a) within required time frames

f)	Place holds on transactions in member accounts or freeze assets in investor accounts as required by the Regulations

g)	Maintain all records or other documentation related to investor accounts and transactions therein that are required to be prepared and maintained pursuant HedgeServ’s internal AML program and the Regulations, and make the same available for inspection by (i) the Fund’s chief compliance officer, (ii) any auditor of the Fund’s AML program or related procedures, policies or controls that has been designated by the Fund in writing, or (iii) regulatory or law enforcement authorities pursuant to an order to produce such information, and otherwise make said records or other documents available at the direction of the Fund’s chief compliance officer.

V.	Compliance Services (Core Services)

a)	Provide such information as requested by the Fund’s Board of Managers (the “Board”) or chief compliance officer to enable the Board to evaluate HedgeServ’s compliance policies and procedures in compliance with Rule 38a-l under the Investment Company Act of 1940

b)	Coordinate as necessary the registration or qualification of Fund Interests with appropriate state securities authorities. HedgeServ may utilize a Subcontractor to perform this service

VI.	Other (Core Services)

a)	Assist and coordinate work flows and processes of the Fund’s custodian.

VII.	Regulatory Services (Optional Services)

Foreign Account Tax Compliance Act (“FATCA”) Services

a)	Review existing investor accounts including collection, review and validation of investor information including tax withholding certificates (W8s and W9s) and self-certifications and GIIN numbers to comply with the requirements of U.S. FATCA, U.K. CDOT or any other Model 1 Intergovernmental agreements

b)	Onboard new investors including collection, review and validation of investor information including tax withholding certificates (W8s and W9s) and self-certifications and GIIN numbers to comply with the requirements of U.S. FATCA, U.K. CDOT or any other Model 1 Intergovernmental agreements
c)	Provide ongoing investor monitoring including changes in circumstance, tax withholding certificates and GIIN numbers
d)	Assist the Fund with calculation of Chapter 3 and Chapter 4 withholding and preparation of tax or information reporting, including ensuring any reportable accounts are filed with the relevant tax authority, e.g. Cayman Islands Tax Information Authority

e)	Facilitate counterparty maintenance including exchange of Fund and counterparty GIIN numbers, tax withholding certificates and other documentation as required

OECD Common Reporting Standard ("CRS") Services

a)	Review existing investors - Review subscription agreements, including know your customer identification support to establish investor tax residency, including collecting and reviewing investor self certifications, if required.

b)	Onboard new investors - Review subscription agreement, including know your customer identification support or investor self-certifications in order to document investor name, date of formation/birth, tax id and tax residency.

c)	Provide reporting of all reportable investors in participating jurisdiction for the Fund to review.

d)	Monitor investors for changes in circumstances including obtaining investor self certifications to validate investor tax residency
e)	Prepare filings with the relevant tax information filing authorities of reportable investors in participating jurisdictions including name, tax residency, tax ID, balance information, and gross proceeds paid to investors

Cayman Islands CRS Compliance Form

a)	Assist with the preparation and submission of the Cayman Islands CRS Compliance Form

Note: HedgeServ may not have all of the data points necessary to complete all questions and will require the Fund to provide certain responses for the Regulatory Services above. Additionally, HedgeServ may require the Fund to determine the methodology to be applied to respond to certain questions to enable HedgeServ to complete the Regulatory Services above.

VIII.	Technology (Optional Services)

a)	Provide investor-accessible investor portal, as agreed, to host investor services reporting for investors

2.	Exhibit B of the Agreement is hereby amended and restated in its entirety to read as follows:

Exhibit B

Service Fees

The Service Fees shall comprise of the following fees:

I.	Core Administrative Services Fee

The Fund shall pay a Core Administrative Services Fee, which will be billed directly to the Fund, calculated and payable monthly in advance in basis points per annum of the Fund’s total prior month-end Net Assets plus current month subscriptions less prior month-end redemptions as follows:

Month End Net Assets
Basis Points Per Annum

First $500 million	10
Next $250 million	7
Thereafter	6

The above HedgeServ Core Services for the Fund are subject to a minimum monthly fee of $18,000 per Master/Feeder Fund structure, excluding the optional services fees below.

For purposes of calculating and aggregating the Core Administrative Services Fee, including the minimum monthly fees, the assets and core services fee of the Fund will be combined with the assets and core services fee of the other Delaware limited liability companies advised by Investment Manager for which HedgeServ provides administration services (the “Aetos Funds”) to arrive at an aggregate Core Administrative Services Fee payable by the Fund and the Aetos Funds. This aggregate Core Administrative Services Fee will then be allocated pro rata across the Fund and the Aetos Funds based on net assets.

Additionally, any fees paid by Aetos Long/Short Strategies Cayman Fund and Aetos Long/Short Strategies Cayman Fund II to HedgeServ Investment Services LLC pursuant to the Placement Agreement between such parties will be deducted from the fee payable hereunder.

II.	Optional Services Fees

FATCA Services Fee†

For the FATCA services described above, the Fund will pay ⅓ of the firm-wide annual servicing fee of $5,000, payable monthly in advance.

CRS Services Fee†

For the CRS services described above, the Fund will pay ⅓ of the firm-wide annual calendar year servicing fee of $5,000 per reporting domicile, payable at year end prior to the filing.

Cayman Islands CRS Compliance Form Services Fee†

For the preparation and submission of the Cayman Islands CRS Compliance Form, there will be a per filing fee of $1,000 per annum for a single Cayman feeder fund that invests in the Fund and an additional fee of $100 per annum per filing for each additional Cayman feeder fund that invests in the Fund. In the event that total annual per filing fees for Cayman feeder funds investing in the Aetos onshore funds would exceed $5,000 based on this fee schedule, such total fees will be capped at $5,000 and the per-fund fees will be applied ratably across all such Cayman feeder funds.

Hosting Investor Portal Services Fee†

If the Funds’ investors require access to the investor-accessible investor portal, there will be a firm-wide monthly fee of $1,500, payable in advance. There will also be a firm-wide one-time initialization fee of $5,000.

† Fixed dollar fees are subject to an annual CPI increase (All Urban Consumers NSA (CPURNSA Index)) effective February 1 each calendar year, commencing February 1, 2026.

III.	Expenses

There will be market data license fees for any additional market data that will be required for HedgeServ to provide its services. These market data license fees will be paid by the Fund.

Any out-of-pocket costs incurred by HedgeServ (i.e. printer costs relating to SEC filings, travel, market data, phone, postage, faxes, copying, etc.) will be billed separately to the Fund.

IN WITNESS WHEREOF, the Parties have caused this Amendment IV to be duly executed as of the day and year first written above.

By:	Aetos Long/Short Strategies Fund, LLC

By	/s/ Michael Klein
	Name:	Michael Klein
	Title:	President

By:	HedgeServ (Cayman) Ltd.

By:	/s/ James Kelly
James Kelly
Director